Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place,

St. Paul, Minnesota  55102

Michael J. Monahan (651) 250-2809
Andrew C. Hedberg (651) 250-2185

ECOLAB FIRST QUARTER REPORTED DILUTED EPS $0.97

ADJUSTED DILUTED EPS $1.13, +10%

FIRST QUARTER HIGHLIGHTS:

•	Reported diluted EPS $0.97, -4%.
•	Adjusted diluted EPS $1.13, +10%, excluding special gains and charges and discrete tax items.
•

Reported sales +2%. Acquisition adjusted fixed currency sales also +2% as good growth in the Institutional and Healthcare & Life Sciences segments more than offset a 3% decline in Upstream Energy. Excluding the Upstream Energy business, acquisition adjusted fixed currency sales were +3%.

•

Reported operating income +8%.  Adjusted operating income +12% as pricing, improved volume growth and cost saving initiatives more than offset investments in the business and other selling related expenses during the quarter.

	First Quarter Ended March 31
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2020	2019	Change	2020	2019	Change
Net sales	$ 3,581.4	$ 3,505.4	2%	$ 3,581.4	$ 3,505.4	2%
Operating income	397.2	367.2	8%	458.7	411.1	12%
Net income attributable to Ecolab	283.4	296.5	(4)%	331.3	300.3	10%
Diluted earnings per share	$ 0.97	$ 1.01	(4)%	$ 1.13	$ 1.03	10%

				Adjusted
	Fixed Currency Rates		%	Fixed Currency Rates		%
	2020	2019	Change	2020	2019	Change
Net sales	$ 3,603.0	$ 3,501.0	3%	$ 3,603.0	$ 3,501.0	3%
Operating income	400.1	366.7	9%	461.6	410.6	12%

Results shown in this release are preliminary until our financial statements are filed in our first quarter 2020 Form 10-Q.   See the “Non-GAAP Financial Information” section of this release for further discussion regarding adjusted financial information.

ST. PAUL, Minn., April 28, 2020:  Strong sales of cleaning and sanitizing products, along with better pricing and cost efficiencies, yielded the strong 10% increase in first quarter 2020 adjusted diluted earnings per share.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer said, “Our strong first quarter results reflect solid underlying business trends and modest COVID-19 impacts – a slightly unfavorable impact on sales and modest benefit to earnings from cost controls.

“Our company and business are in good shape, and our team is doing an incredible job stepping up to help our customers, communities and teams manage through the pandemic.  We have businesses with increased demand (including Food & Beverage, Healthcare, Food Retail, Life Sciences) and those with much less demand near term (including the Institutional business and Pest Elimination). We expect the major COVID-19 impacts will be felt over the next few quarters and will be net unfavorable on both our top and bottom lines for the year. Our second quarter will likely see the largest sales impact as we realize both lower consumption, particularly in our restaurant and hotel segments, and channel destocking.  These factors remain very fluid, and as a consequence, we are unable to reliably model our sales and therefore we will not be providing earnings forecasts.

“With that said, we believe we are in a very strong position to ‘weather the storm’ and simultaneously strengthen our businesses for what comes next. We expect to generate positive cash flow throughout the year, and we have a large cash reserve and strong balance sheet as additional backstops. While we have certainly taken strong cost control measures, we are at the same time accelerating our investments in digital connectivity and artificial intelligence capabilities, as well as new hygiene technologies – areas that will be even more important during and after COVID-19.

“We are confident we will emerge from the current crisis a better and stronger company, just as we have following prior global crises.  While 2020 will be a year of unprecedented disruptions, our mission – to make the world cleaner, safer and healthier – will be even more important to our customers and society going forward.  We are focused on building our long-term fundamental strengths and opportunities, and the superior long-term value those create for our customers, company and our shareholders.”

First Quarter 2020 Consolidated Results

Ecolab's first quarter reported sales increased 2% and fixed currency sales increased 3%.    Acquisition and divestiture adjusted fixed currency sales increased 2% when compared to the prior year.  Excluding the Upstream Energy business, acquisition adjusted fixed currency sales increased 3%.

First quarter 2020 reported operating income increased 8% and fixed currency operating income rose 9%; both include the impact of special charges, which primarily relate to the planned separation of the ChampionX business and our previously announced efficiency initiative. Adjusted fixed currency operating income increased 12%.  Pricing, improved volume growth and cost saving initiatives more than offset investments in the business and other selling related expenses during the quarter.

Reported other income, which primarily consists of the return on pension assets and other non-service costs of our pension obligations, decreased 28%, reflecting the amortization of prior year losses driven by the impact of lower discount rates on liabilities.

Reported interest expense decreased 3%  in the quarter primarily reflecting lower average debt levels through the quarter and lower average interest rates.

The reported income tax rate for the first quarter of 2020 was 20.3% compared with the reported rate of 11.4% in the first quarter of 2019.  Excluding special gains and charges and discrete tax items, the adjusted tax rate was 20.6% in the first quarter of both 2020 and 2019.

First quarter 2020 reported net income attributable to Ecolab decreased 4%.  Excluding the impact of special gains and charges and discrete tax items, adjusted net income attributable to Ecolab increased 10%.

Reported diluted earnings per share decreased 4%. Adjusted diluted earnings per share rose 10% when compared against first quarter 2019.  Currency translation had a $0.01 unfavorable impact on first quarter 2020 adjusted diluted earnings per share.

Ecolab reacquired approximately 0.5 million shares of its common stock in the first quarter of 2020.

New segment alignment

Effective in the first quarter of 2020, Ecolab modified its segment reporting.  These changes are reflected in this release and the new segment components are noted within each of the following segment discussions.  Please see our Form 8-K filed April 20, 2020 for further details, including 2018 and 2019 sales and operating income shown in the new segment format and translated at 2020 fixed currency exchange rates established at the beginning of 2020.

First Quarter 2020 Segment Review

Global Industrial

(unaudited)	First Quarter Ended March 31			Acq. Adj.
(millions)	2020	2019	% Change	% Change

Fixed currency
Sales	$ 1,444.0	$ 1,397.4	3%	3%
Operating income	226.9	181.2	25%	25%
Operating income margin	15.7%	13.0%
Acq. adj. operating income margin	15.7%	13.0%

Public currency
Sales	$ 1,434.5	$ 1,402.0	2%
Operating income	225.3	181.9	24%

Note: The Industrial segment includes Water, Food & Beverage, Downstream and Paper

Acquisition adjusted fixed currency sales rose 3%  led by strong growth in Food & Beverage and good gains in Downstream and Paper. Acquisition adjusted fixed currency operating income increased 25% reflecting continued pricing, lower delivered product costs and improved volume gains.

Global Institutional

(unaudited)	First Quarter Ended March 31			Acq. Adj.
(millions)	2020	2019	% Change	% Change

Fixed currency
Sales	$ 1,072.3	$ 1,020.2	5%	4%
Operating income	183.5	176.2	4%	4%
Operating income margin	17.1%	17.3%
Acq. adj. operating income margin	17.3%	17.3%

Public currency
Sales	$ 1,067.2	$ 1,020.8	5%
Operating income	182.8	176.0	4%

Note: The Institutional segment includes Institutional and Specialty

Acquisition adjusted fixed currency sales grew 4% led by very strong growth in Specialty, which benefited from sharply increased cleaning and sanitizing product sales.   The Institutional business also saw strong cleaning and sanitizing product sales, but it was offset by slowing restaurant, lodging and entertainment facility customer demand due to the pandemic.  Acquisition adjusted fixed currency operating income increased 4% as pricing, volume gains and cost savings actions offset other selling related expenses.

Global Healthcare and Life Sciences

(unaudited)	First Quarter Ended March 31			Acq. Adj.
(millions)	2020	2019	% Change	% Change

Fixed currency
Sales	$ 246.2	$ 227.0	8%	4%
Operating income	25.6	27.3	(6)%	(3)%
Operating income margin	10.4%	12.0%
Acq. adj. operating income margin	11.2%	12.0%

Public currency
Sales	$ 243.6	$ 227.6	7%
Operating income	25.2	27.2	(7)%

Note: The Healthcare & Life Sciences segment includes Healthcare and Life Sciences

Acquisition adjusted fixed currency sales grew 4% led by strong Life Sciences results.  Acquisition adjusted fixed currency operating income declined 3% as volume gains were more than offset by investments in the business and lower efficiency due to the Healthcare product recall remediation.

Upstream Energy

(unaudited)	First Quarter Ended March 31			Acq. Adj.
(millions)	2020	2019	% Change	% Change

Fixed currency
Sales	$ 562.7	$ 581.7	(3)%	(3)%
Operating income	39.0	36.5	7%	7%
Operating income margin	6.9%	6.3%
Acq. adj. operating income margin	6.9%	6.3%

Public currency
Sales	$ 560.4	$ 580.0	(3)%
Operating income	38.8	36.5	6%

Note: The Upstream Energy segment consists of ChampionX

Acquisition adjusted fixed currency sales decreased 3% as a significant decline in the well stimulation business was partially offset by good growth in production sales. Acquisition adjusted fixed currency operating income increased 7% as cost savings actions and improved delivered product costs more than offset the impact of lower volume.

Other

(unaudited)	First Quarter Ended March 31			Acq. Adj.
(millions)	2020	2019	% Change	% Change

Fixed currency
Sales	$ 277.8	$ 274.7	1%	1%
Operating income	25.3	28.9	(12)%	(12)%
Operating income margin	9.1%	10.5%
Acq. adj. operating income margin	9.1%	10.5%

Public currency
Sales	$ 275.7	$ 275.0	0%
Operating income	25.2	29.1	(13)%

Note: The Other segment includes Pest Elimination, Textile Care and Colloidal Technologies

Acquisition adjusted fixed currency sales growth moderated to 1% due to the impact of COVID-19 on Pest Elimination.  Acquisition adjusted fixed currency operating income decreased 12% as pricing was more than offset by reduced productivity on the lower sales growth.

Corporate

Corporate expense includes amortization expense of $39 million in the first quarter of 2020 and $40 million in the first quarter of 2019 related to the Nalco merger intangible assets. Corporate expense also includes net special charges of $62 million ($50 million after tax) in 2020. These charges are primarily related to the planned separation of the ChampionX business and the previously announced efficiency initiative.

Special gains and charges for the first quarter of 2019 were a net charge of $44 million ($32 million after tax) primarily related to the previously announced efficiency initiative.

ChampionX Separation

On December 19, 2019, Ecolab announced a definitive agreement in which Ecolab will separate the ChampionX business and simultaneously combine it with Apergy Corporation in a tax-free Reverse Morris Trust transaction.

We continue to believe this transaction is an excellent development for both Apergy and ChampionX, bringing together two established industry leaders, creating a strong and focused entity with an experienced management team, increased opportunities, considerable scale and a broader range of solutions that better serve customer needs.  Further, we believe the combination creates a stronger business that not only perseveres through the current downturn but is also a successful, long term market leader, with more solid cash generation, low capital intensity and large base of consumable revenues, and represents an attractive equity in the energy market.

The transaction is subject to customary closing conditions, including the effectiveness of Apergy and Ecolab SEC filings, Apergy shareholder approval, consummation of the ChampionX separation from Ecolab, and regulatory approvals.  The transaction is expected to be completed by the end of the second quarter of 2020. Upon completion of the separation, ChampionX will be accounted as a discontinued operation for Ecolab’s full year 2020.

Business Outlook

As earlier communicated, the uncertain outlook regarding the full extent of the pandemic’s impact on the global economy and its longevity do not provide an adequate basis for us to provide either quarterly or annual earnings forecasts, so our forward earnings guidance remains suspended.

While we expect 2020 Healthcare & Life Sciences segment sales to improve over the prior year, we expect modest pressure on our Industrial segment businesses and more significant pressure on sales of our Institutional and Other segments, with the pandemic’s impact on restaurant, hospitality and entertainment to result in a significant decline for the Institutional division within the Institutional segment and Pest Elimination for the year, and more significantly in the second quarter.  We expect our second quarter will see the most significant impact from COVID-19 effects, and we expect a gradual improvement from those levels in the second half as the markets begin to recover and their demand for cleaning and sanitizing remains above normal.

About Ecolab

A trusted partner at nearly three million commercial customer locations, Ecolab (ECL) is the global leader in water, hygiene and infection prevention technologies and services. With annual sales of $15 billion and 50,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and personalized service to advance food safety, maintain clean environments, optimize water and energy use, and improve operational efficiencies and sustainability for customers in the food, healthcare, hospitality, industrial and energy markets in more than 170 countries around the world. www.ecolab.com

Ecolab will host a live webcast to review the first quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, the anticipated separation of our ChampionX business into a new stand-alone company and merger with Apergy Corporation, prospects for the combined business and the expected timing for completing the transaction, and statements regarding our financial and business performance and prospects, including the impact of the coronavirus outbreak on our sales, operating results and cash flows and investments in technologies. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the proposed ChampionX transaction may not be consummated within the anticipated period or at all and the ultimate results of any restructuring or efficiency initiative, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring or efficiency initiative and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. If we experience delays or fail to successfully execute on our plans, our goals for such initiatives may not be achieved.  With respect to the coronavirus, numerous factors will determine the extent of the impact on our business, including the extent to which the pandemic continues to spread; actions by various governments to address the pandemic, such as stay-at-home orders and restrictions on gatherings and travel; scientific advances to combat COVID-19; the time it takes for our key end markets to recover; the financial health of our customers and channel partners; potential supply chain disruptions; and the health and welfare of our employees.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the effects and duration of the coronavirus (COVID-19) pandemic, the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Upstream Energy business; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; potential information technology infrastructure failures or breaches in data security; our ability to achieve the intended benefits of our plan to separate our Upstream Energy business and combine it with Apergy Corporation; our ability to attract, retain and develop high caliber management talent to lead our business; our ability to successfully compete with respect to value, innovation and customer support; exposure to global economic, political and legal risks related to our international operations; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers and vendors; the costs and effects of complying with laws and regulations, including those relating to the environment, to the manufacture, storage, distribution, sale and use of our products and to labor and employment, as well as to the conduct of our business generally; the occurrence of litigation or claims, including the pending lawsuits against certain of our subsidiaries related to the Deepwater Horizon oil spill or class action lawsuits; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Important Information About the Transaction and Where to Find It

In connection with the proposed transaction, ChampionX filed a registration statement on Form S-4/S-1 containing a prospectus and Apergy filed a registration statement on Form S-4 containing a prospectus (together, the “registration statements”) and a preliminary proxy statement on Schedule 14A with the SEC. Each of ChampionX and Apergy have filed amendments, and expect to file additional amendments, to these filings before they become effective. Ecolab expects to file with the SEC a Schedule TO in connection with the proposed transaction. Investors and security holders are urged to read the registration statements, Apergy’s proxy statement, Ecolab's Schedule TO and any amendments to these filings as well as any other relevant documents to be filed with the SEC when they become available because they will contain important information about Apergy, ChampionX, Ecolab and the proposed transaction. The registration statements, Apergy’s proxy statement, Ecolab's Schedule TO and other documents relating to the proposed transaction (when they become available) can also be obtained free of charge from the SEC’s website at

www.sec.gov. The registration statements, Apergy’s proxy statement, Ecolab's Schedule TO and other documents (when they are available) can also be obtained free of charge from Ecolab upon written request to Ecolab Inc., Attn: Investor Relations, 1 Ecolab Place, St. Paul, MN 55102, or by e-mailing investor.info@ecolab.com, or upon written request to Apergy, Investor Relations, 2445 Technology Forest Boulevard, The Woodlands, Texas 77381, or by e-mailing david.skipper@apergy.com.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of Apergy. However, Apergy, Ecolab and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Apergy in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Ecolab may be found in its Annual Report on Form 10-K filed with the SEC on February 28, 2020, and its definitive proxy statement relating to its 2020 Annual Meeting of Shareholders filed with the SEC on March 20, 2020. Information about the directors and executive officers of Apergy may be found in its Annual Report on Form 10-K filed with the SEC on March 2, 2020, its definitive proxy statement relating to its 2020 Annual Meeting of Stockholders filed with the SEC on April 2, 2020 and its preliminary proxy statement relating to the proposed transaction filed with the SEC on April 17, 2020.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures include:

•	fixed currency sales
•	acquisition adjusted fixed currency sales
•	adjusted cost of sales
•	adjusted gross margin
•	fixed currency operating income
•	fixed currency operating income margin
•	adjusted operating income
•	adjusted fixed currency operating income
•	adjusted fixed currency operating income margin
•	acquisition adjusted fixed currency operating income
•	acquisition adjusted fixed currency operating income margin
•	adjusted other income expense
•	adjusted interest expense
•	adjusted tax rate
•	adjusted net income attributable to Ecolab
•	adjusted diluted earnings per share
•	adjusted diluted operating earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income, other (income) expense and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges, discrete tax items and certain external factors that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2020. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco merger or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this report) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort.

This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

(unaudited)

	First Quarter Ended
	March 31%
(millions, except per share)	2020	2019	Change

Product and equipment sales	$ 2,930.0	$ 2,886.3
Service and lease sales	651.4	619.1
Net sales	3,581.4	3,505.4	2%
Product and equipment cost of sales	1,715.9	1,710.0
Service and lease cost of sales	400.9	379.6
Cost of sales (1)	2,116.8	2,089.6	1%
Selling, general and administrative expenses	1,015.0	1,008.3	1%
Special (gains) and charges (1)	52.4	40.3
Operating income	397.2	367.2	8%
Other (income) expense	(15.2)	(21.2)	(28)%
Interest expense, net (1)	48.1	49.4	(3)%
Income before income taxes	364.3	339.0	7%
Provision for income taxes	74.1	38.6	92%
Net income including noncontrolling interest	290.2	300.4	(3)%
Net income attributable to noncontrolling interest	6.8	3.9
Net income attributable to Ecolab	$ 283.4	$ 296.5	(4)%

Earnings attributable to Ecolab per common share
Basic	$ 0.98	$ 1.03	(5)%
Diluted	$ 0.97	$ 1.01	(4)%

Weighted-average common shares outstanding
Basic	288.8	288.2	0%
Diluted	292.6	292.3	0%

(1) Cost of sales, Special (gains) and charges and Interest expense, net in the Consolidated Statement of Income above include the following:

	First Quarter Ended
	March 31
(millions)	2020	2019

Cost of sales
Restructuring activities	3.0	3.4
Acquisition and integration activities	0.4	0.2
Other	5.7	-
Subtotal (a)	9.1	3.6

Special (gains) and charges
Restructuring activities	4.3	37.1
Upstream Energy separation	36.6	4.3
Acquisition and integration activities	5.4	2.5
Other	6.1	(3.6)
Subtotal	52.4	40.3

Interest expense, net	-	0.2

Total special (gains) and charges	$61.5	$44.1

(a) Special (gains) and charges of $9.1 million and $3.6 million in the first quarter of 2020 and
2019, respectively, were recorded in product and equipment cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	First Quarter Ended March 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2020	2019	Change	2020	2019	Change
Net Sales
Global Industrial	$ 1,444.0	$ 1,397.4	3%	$ 1,434.5	$ 1,402.0	2%
Global Institutional	1,072.3	1,020.2	5%	1,067.2	1,020.8	5%
Global Healthcare and Life Sciences	246.2	227.0	8%	243.6	227.6	7%
Upstream Energy	562.7	581.7	(3)%	560.4	580.0	(3)%
Other	277.8	274.7	1%	275.7	275.0	0%
Subtotal at fixed currency rates	3,603.0	3,501.0	3%	3,581.4	3,505.4	2%
Currency impact	(21.6)	4.4	*	-	-	*
Consolidated reported GAAP net sales	$ 3,581.4	$ 3,505.4	2%	$ 3,581.4	$ 3,505.4	2%

Operating Income
Global Industrial	$ 226.9	$ 181.2	25%	$ 225.3	$ 181.9	24%
Global Institutional	183.5	176.2	4%	182.8	176.0	4%
Global Healthcare and Life Sciences	25.6	27.3	(6)%	25.2	27.2	(7)%
Upstream Energy	39.0	36.5	7%	38.8	36.5	6%
Other	25.3	28.9	(12)%	25.2	29.1	(13)%
Corporate	(100.2)	(83.4)	*	(100.1)	(83.5)	*
Subtotal at fixed currency rates	400.1	366.7	9%	397.2	367.2	8%
Currency impact	(2.9)	0.5	*	-	-	*
Consolidated reported GAAP operating income	$ 397.2	$ 367.2	8%	$ 397.2	$ 367.2	8%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	March 31	December 31	March 31
(millions)	2020	2019	2019
Assets
Current assets
Cash and cash equivalents	$ 1,661.9	$ 186.4	$ 79.0
Accounts receivable, net	2,855.9	2,796.5	2,691.6
Inventories	1,529.7	1,505.6	1,645.6
Other current assets	389.6	339.9	334.8
Total current assets	6,437.1	4,828.4	4,751.0

Property, plant and equipment, net	3,920.7	3,954.9	3,878.6
Goodwill	7,231.5	7,251.7	7,324.2
Other intangible assets, net	3,591.9	3,672.5	3,877.3
Operating lease assets	558.5	577.5	570.9
Other assets	599.9	584.1	525.6
Total assets	$ 22,339.6	$ 20,869.1	$ 20,927.6

Liabilities and Equity
Current liabilities
Short-term debt	$ 1,038.3	$ 380.6	$ 1,132.3
Accounts payable	1,279.5	1,284.3	1,237.7
Compensation and benefits	513.5	599.5	478.2
Income taxes	140.8	142.8	89.6
Other current liabilities	1,285.3	1,223.4	1,218.2
Total current liabilities	4,257.4	3,630.6	4,156.0

Long-term debt	6,744.0	5,973.5	6,008.2
Postretirement health care and pension benefits	1,072.0	1,088.0	942.3
Deferred income taxes	737.4	740.4	792.3
Operating lease liabilities	406.9	425.2	412.2
Other liabilities	261.3	285.6	349.7
Total liabilities	13,479.0	12,143.3	12,660.7

Equity
Common stock	360.8	359.6	358.2
Additional paid-in capital	6,018.1	5,907.1	5,731.0
Retained earnings	10,136.9	9,993.7	9,131.8
Accumulated other comprehensive loss	(2,113.7)	(2,089.7)	(1,734.9)
Treasury stock	(5,580.0)	(5,485.4)	(5,265.4)
Total Ecolab shareholders’ equity	8,822.1	8,685.3	8,220.7
Noncontrolling interest	38.5	40.5	46.2
Total equity	8,860.6	8,725.8	8,266.9
Total liabilities and equity	$ 22,339.6	$ 20,869.1	$ 20,927.6

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	First Quarter Ended
	March 31
(millions, except percent and per share)	2020	2019

Net sales
Reported GAAP net sales	$ 3,581.4	$ 3,505.4
Effect of foreign currency translation	21.6	(4.4)
Non-GAAP fixed currency sales	3,603.0	3,501.0
Effect of acquisitions and divestitures	(24.0)	0.0
Non-GAAP acquisition adjusted fixed currency sales	3,579.0	3,501.0
Less: Upstream acquisition adjusted fixed currency sales	562.7	581.7
Non-GAAP acquisition adjusted fixed currency sales, excluding Upstream	$ 3,016.3	$ 2,919.3

Cost of sales
Reported GAAP cost of sales	$ 2,116.8	$ 2,089.6
Special (gains) and charges	9.1	3.6
Non-GAAP adjusted cost of sales	$ 2,107.7	$ 2,086.0

Gross margin
Reported GAAP gross margin	40.9%	40.4%
Non-GAAP adjusted gross margin	41.1%	40.5%

Operating income
Reported GAAP operating income	$ 397.2	$ 367.2
Effect of foreign currency translation	2.9	(0.5)
Non-GAAP fixed currency operating income	400.1	366.7
Special (gains) and charges	61.5	43.9
Non-GAAP adjusted fixed currency operating income	461.6	410.6
Effect of acquisitions and divestitures	0.2	0.0
Non-GAAP acquisition adjusted fixed currency operating income	$ 461.8	$ 410.6

Operating income margin
Reported GAAP operating income margin	11.1%	10.5%
Non-GAAP adjusted fixed currency operating income margin	12.8%	11.7%
Non-GAAP acquisition adjusted fixed currency operating income margin	12.9%	11.7%

Interest expense, net
Reported GAAP interest expense, net	$ 48.1	$ 49.4
Special (gains) and charges, after tax	-	0.2
Non-GAAP adjusted interest expense, net	$ 48.1	$ 49.2

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	First Quarter Ended
	March 31
(millions, except percent and per share)	2020	2019

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 283.4	$ 296.5
Special (gains) and charges, after tax	50.2	31.5
Discrete tax net expense (benefit)	(2.3)	(27.7)
Non-GAAP adjusted net income attributable to Ecolab	$ 331.3	$ 300.3

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 0.97	$ 1.01
Special (gains) and charges, after tax	0.17	0.11
Discrete tax net expense (benefit)	(0.01)	(0.09)
Non-GAAP adjusted diluted EPS	$ 1.13	$ 1.03

Provision for Income Taxes
Reported GAAP tax rate	20.3%	11.4%
Special gains and charges	(0.2)	2.0
Discrete tax items	0.5	7.2
Non-GAAP adjusted tax rate	20.6%	20.6%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	First Quarter Ended March 31
(unaudited)	2020			2019
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,444.0	-	$ 1,444.0	$ 1,397.4	-	$ 1,397.4
Global Institutional	1,072.3	(14.1)	1,058.2	1,020.2	-	1,020.2
Global Healthcare and Life Sciences	246.2	(9.5)	236.7	227.0	-	227.0
Upstream Energy	562.7	-	562.7	581.7	-	581.7
Other	277.8	(0.4)	277.4	274.7	-	274.7
Subtotal at fixed currency rates	3,603.0	(24.0)	3,579.0	3,501.0	-	3,501.0
Currency impact	(21.6)			4.4
Consolidated reported GAAP net sales	$ 3,581.4			$ 3,505.4

Operating Income
Global Industrial	$ 226.9	-	$ 226.9	$ 181.2	-	$ 181.2
Global Institutional	183.5	(0.6)	182.9	176.2	-	176.2
Global Healthcare and Life Sciences	25.6	0.8	26.4	27.3	-	27.3
Upstream Energy	39.0	-	39.0	36.5	-	36.5
Other	25.3	-	25.3	28.9	-	28.9
Corporate	(38.7)	-	(38.7)	(39.5)	-	(39.5)
Adjusted at fixed currency rates	461.6	0.2	461.8	410.6	-	410.6
Special (gains) and charges	61.5			43.9
Reported OI at fixed currency rates	400.1			366.7
Currency impact	(2.9)			0.5
Consolidated reported GAAP operating income	$ 397.2			$ 367.2

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2019	2019	2019	2019	2019	2019	2019
Diluted earnings per share, as reported (U.S. GAAP)	$ 1.01	$ 1.26	$ 2.28	$ 1.59	$ 3.86	$ 1.47	$ 5.33
Adjustments:
Special (gains) and charges (1)	0.11	0.16	0.26	0.18	0.45	0.24	0.69
Discrete tax expense (benefits) (2)	(0.09)	-	(0.09)	(0.06)	(0.15)	(0.05)	(0.20)
Adjusted diluted earnings per share (Non-GAAP)	$ 1.03	$ 1.42	$ 2.45	$ 1.71	$ 4.16	$ 1.66	$ 5.82

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2020	2020	2020	2020	2020	2020	2020
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.97
Adjustments:
Special (gains) and charges (3)	0.17
Discrete tax expense (benefits) (4)	(0.01)
Adjusted diluted earnings per share (Non-GAAP)	$ 1.13

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2019 includes restructuring costs of $30.4 million, $29.1 million, $21.7 million and $25.4 million, net of tax, in the first, second, third and fourth quarters, respectively relating primarily to the efficiency initiative. Special (gains) and charges also include charges relating to the ChampionX separation of $3.3 million, $12.4 million, $24.0 million and $31.8 million, net of tax, in the first, second, third and fourth quarters, acquisition and integration costs of $2.1 million $1.3 million, $5.3 million and $1.2 million, net of tax, in the first, second, third and fourth quarters, and net (gains) and charges for litigation and other charges of ($4.3) million, $3.1 million, $2.7 million and $6.0 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges in the fourth quarter included Healthcare product recall costs of  $7.1 million, net of tax.

(2) Discrete tax expense (benefits) for 2019 includes ($18.7) million, ($13.1) million, ($8.2) million and ($3.1) million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively. Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax of ($5.1) million, $6.3 million, ($4.3) million and $0.0 million in the first, second, third and fourth quarters and other discrete tax expense (benefits) of ($3.9) million, $7.8 million, ($4.0) million and ($12.1) million in the first, second, third and fourth quarters, respectively.

(3) Special (gains) and charges for 2020 includes charges relating to the ChampionX separation of $31.8 million, net of tax, in the first quarter, restructuring costs of $6.1 million, net of tax, in the first quarter relating primarily to the efficiency initiative,  acquisition and integration costs of $3.9 million, net of tax, in the first quarter,  Healthcare product recall costs of $3.8 million, net of tax, in the first quarter, and net (gains) and charges for litigation and other charges of $4.6 million, net of tax, in the first quarter.

(4) Discrete tax expense (benefits) for 2020 includes ($23.4) million of tax benefits associated with stock compensation excess tax benefits in the first quarter. Discrete tax expense (benefits) also includes frictional tax costs relating to the ChampionX separation of $18.8 million in the first quarter and other discrete tax expense of $2.3 million in the first quarter.